Exhibit 99

                  SRS Labs Reports 2003 Third Quarter Results

    Company Reports Quarterly Earnings Per Share of $0.01 and Year-to-Date
                          Earnings Per Share of $0.01


    SANTA ANA, Calif., Nov. 13 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of audio, voice and semiconductor technology solutions, today reported financial results for its third quarter and nine months ended September 30, 2003. For the three months ended September 30, 2003, the company reported consolidated revenue of $4,886,394, a decrease of 9.7 percent over consolidated revenue of $5,411,613, for the same quarter in 2002. For the quarter ended September 30, 2003, the company reported a net income of $118,826, or $0.01 earnings per share, compared to a net income of $595,774, or $0.05 earnings per share, for the same period last year.

    Technology licensing revenues decreased 8 percent over the same quarter last year and semiconductor revenues decreased 2 percent over the same period in 2002. Consolidated gross margin improved to 75 percent for the quarter ended September 30, 2003, compared to 72 percent for the same period last year.

    For the nine months ended September 30, 2003, the company reported consolidated revenue of $13,882,614, an increase of 6.8 percent over consolidated revenue of $12,995,353, for the same period in 2002. For the nine months ended September 30, 2003, the company reported a net income of $127,478, or $0.01 earnings per share, compared to a net income of $109,597 or $0.01 earnings per share, for the same period last year. The company's cash and investments position totaled $21.9 million on September 30, 2003.

    Janet Biski, chief financial officer of SRS Labs said, "As we have previously noted in our financial filings, one of the risks associated with our licensing business is product and customer concentration. From time to time, certain original equipment manufacturer (OEM) and semiconductor manufacturer customers may account for a significant portion of revenue from a particular product application. In the third quarter of 2003, licensing revenues were adversely affected by the decision of one of our manufacturing customers who accounted for a significant portion of the company's licensing revenues from the sales of DVD players, to discontinue the use of our technologies in the traditional DVD player segment because of pricing pressures in the DVD market. We were able to offset a majority of the decrease in the third quarter as a result of revenues generated from new product categories and the increased penetration of SRS Labs' technologies in our home theater market. These revenues reflect upon the company's strategy to diversify its customer base."

    Biski continued, "Our gross margins for our ASIC business decreased four percent from last year, reflecting competitive pricing in the semiconductor market. In addition, our operating expenses grew as a result of our promotional investments to support our OEMs, and diversification into new markets. We also made investments in R&D to develop new technologies and semiconductor solutions in all of our key markets."

    Thomas C. K. Yuen, SRS Labs' chairman and CEO, said: "In the third quarter, we saw the positive results of our strategy to diversify our licensing and semiconductor businesses, even as revenues decreased from last year. We developed new chip solutions with our patented audio, voice and surround sound technologies for sale to manufacturers in the Asia Pacific region. Our licensing efforts are focused on continuing the diversification of our customer base and expanding our technology offerings across new semiconductor platforms, such as ST Microelectronics and PacketVideo, to service a larger portion of the consumer electronics marketplace."


    Some key highlights for the quarter ended September 30, 2003 include:

     -- Home Theater & Consumer Audio - Expanded relationship with Philips
        Semiconductor for the global TV market, and Samsung, Sampo, and Nakamichi for the fast-growing flat panel TV segment

     -- Portable and Wireless Devices - Announced an agreement with NEC for mobile phones and formed partnerships with Intel, ARM, and PacketVideo for portable and wireless devices

     -- ValenceTech - Design wins with Sony and Philips for ASP standard chips featuring SRS technologies


    Yuen continued, "I am pleased with the initial signs of success in our diversification strategy. We feel that the strong foundation we are building this year will help insulate us against product and customer concentration issues and put us in a better position to capitalize on opportunities in growing markets, such as cell phones and flat panel TVs."

    In conjunction with SRS Labs' (Nasdaq: SRSL) third quarter results, investors will have the opportunity to listen to the conference call live online through the investor section of the SRS website or through the following links: http://www.firstcallevents.com/service/ajwz392961981gf12.html or http://www.vcall.com/CEPage.asp?ID=85116 today, November 13, 2003 at 3pm EDT or link to the conference from the Investor section of SRS Labs' website at www.srslabs.com.


    About SRS Labs, Inc.

    Celebrating a decade in audio technology innovation, SRS Labs has become a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, DVD players, cell phones, car audio systems and computers. The company also offers hardware and software tools to professionals and consumers for the production and broadcast of content featuring SRS Labs' technologies. SRS Labs' wholly owned subsidiary, ValenceTech, is located in Hong Kong and provides custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the above-referenced websites is not incorporated by reference into this press release.


    Except for historical information contained in this release, statements in this release, including those of Mr. Yuen and Ms. Biski, are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors (including risks and uncertainties) may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the overall semiconductor business, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, product and customer concentration risks, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.


     Investor Contact:
      Tami Yanito
      (949) 442-1070 x 3093
      tami@srslabs.com.



               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                           Three Months Ended         Nine Months Ended
                               September 30,             September 30,
                           2003           2002        2003         2002
    Revenues:
      Licensing         $1,854,707   $2,008,554   $6,441,297   $5,240,117
      Semiconductor      2,884,248    2,945,687    7,063,008    6,782,127
      Other                147,439      457,372      378,309      973,109
    Total revenues       4,886,394    5,411,613   13,882,614   12,995,353

    Cost of sales        1,242,436    1,505,290    2,812,569    3,413,450

    Gross margin         3,643,958    3,906,323   11,070,045    9,581,903

    Operating expenses:
      Sales and
       marketing         1,216,568      995,759    3,840,155    3,188,978
      Research and
       development       1,032,100      992,839    3,083,438    2,895,436
      General and
       administrative    1,143,930    1,272,031    3,668,573    3,385,737


         Total operating
          expenses       3,392,598    3,260,629   10,592,166    9,470,151


    Income from operations 251,360      645,694      477,879      111,752

    Other income, net      131,925      295,332      414,655      611,882
    Minority interest           --       19,178        5,430       59,208

    Income before income
      tax expense          383,285      960,204      897,964      782,842


    Income tax expense     264,459      364,430      770,486      673,245


    Net income            $118,826     $595,774     $127,478     $109,597

    Net income per common share:
    Basic                    $0.01        $0.05        $0.01        $0.01
    Diluted                  $0.01        $0.05        $0.01        $0.01

    Weighted average shares
      used in the calculation
      of net income per common
      share:

      Basic             13,076,315   12,623,339   12,956,971   12,659,347
      Diluted           14,730,290   12,758,058   13,729,676   12,903,526


                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                              Sept. 30, 2003  Dec. 31, 2002
                                                  (unaudited)
                 ASSETS

      Current Assets
      Cash and cash equivalents                  $11,290,949    $15,720,860
      Accounts receivable, net                     1,155,884      1,074,421
      Inventories, net                               948,816        807,382
      Prepaid expenses and other current assets      607,365        462,442
      Deferred income taxes                           36,147         36,147

        Total Current Assets                      14,039,161     18,101,252

      Investments available for sale              10,687,813      6,630,771
      Furniture, fixtures & equipment, net         1,741,506      1,935,424
      Goodwill, net                                1,173,102        533,031
      Intangible assets, net                       1,889,577      1,957,359
      Deferred income taxes                          172,318        149,498

        Total Assets                             $29,703,477    $29,307,335

                 LIABILITIES AND STOCKHOLDERS' EQUITY

    Current Liabilities
      Accounts payable                            $1,164,736     $1,011,032
      Accrued liabilities                          1,204,232      2,347,702
      Income taxes payable                           591,806        341,172

        Total Current Liabilities                  2,960,774      3,699,906
    Minority interest                                     --        325,371
    Commitments and contingencies

    Stockholders' Equity
    Preferred stock - $.001 par value;
      2,000,000 shares authorized; no
      shares issued or outstanding                        --             --
    Common stock - $.001 par value;
      56,000,000 shares authorized;
      13,364,198 and 12,876,314 shares
      issued; and 13,138,898 and
      12,651,014 shares outstanding
      at September 30, 2003 and
      December 31, 2002, respectively                 13,365         12,877
    Additional paid in capital                    57,366,350     55,966,589
    Accumulated other comprehensive loss            (155,646)       (88,564)
    Accumulated deficit                          (29,762,765)   (29,890,243)
    Treasury stock at cost, 225,300
    shares at September 30, 2003
    and at December 31, 2002                        (718,601)      (718,601)

         Total Stockholders' Equity               26,742,703     25,282,058

         Total Liabilities and Stockholders'
          Equity                                $29,703,477    $29,307,335



SOURCE  SRS Labs, Inc.
    -0-                             11/13/2003
    /CONTACT: investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com/
    /Web site:  http://www.srslabs.com/
    (SRSL)

CO:  SRS Labs, Inc.
ST:  California
IN:  CPR CSE HRD STW SEM
SU:  ERN CCA